Exhibit 99.1
For Immediate Release:	Contact:	Dan Miller
Chief Executive Officer (914) 921-5193 dan@machteninc.com

MachTen, Inc. to Participate in Enhanced-ACAM & RUS ReConnect Programs
Traverse City, Michigan, October 11, 2023 – MachTen, Inc. (“MACT”) (OTC: MACT) today announced that two of its operating subsidiaries have elected to participate in the Federal Communications Commission’s Enhanced-ACAM (“E-ACAM”) support program.

Upper Peninsula Telephone Company (“UPTC”) and Michigan Central Broadband (“MCBC”), our wholly-owned Incumbent Local Exchange Carriers (“ILECs”), will collectively receive approximately $9.7 million of E-ACAM support annually for 15 years. E-ACAM will run from January 2024 through 2038, and replace the current ACAM program scheduled to expire in 2028. The current program has been providing approximately $8.7 million of annual support.

E-ACAM funds will be used to significantly upgrade our high-speed broadband facilities over the next 5 years, with a commitment to deliver at least 100 Mbps download speeds to homes and businesses in 19 Michigan counties.
Additionally, UPTC, MCBC and Alpha Communications, have each been awarded ReConnect America grants from the Rural Utility Service. These three grants will provide financial support to provide high speed broadband with download speeds of at least 100 Mbps in rural areas that currently lack service.
The ReConnect grants may provide up to $70 million of cumulative support over 5 years to facilitate the construction of high-speed broadband facilities.
About MachTen, Inc.

MachTen is a holding company for Upper Peninsula Telephone Company (UPTC), Michigan Central Broadband Company (MCBC), and Alpha Communications. MachTen’s subsidiaries provide regulated and unregulated broadband internet access and communications services, including voice, video, home automation and managed hosting services.  Investors should refer to public filings that have been posted to www.machteninc.com.
Forward-Looking Statements
This press release and other statements may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current views with respect to, among other things, the Company's operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “may,” “will,” “should,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these forward-looking statements. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.